Exhibit 3.123

English Translation

Bilaga 1 / Appendix 1

Org nr 556570-7030 / Reg No 556570-7030

BOLAGSORDNING

ARTICLES OF ASSOCIATION

§1	Firma (Name of the company)

Bolagets firma är Global Crossing Sverige AB

The corporate name of the company is Global Crossing Sverige AB

§2	Verksamhetsföremål (Object of business)

Bolaget skall ha till föremål för sin verksamhet

a	att etablera och driva telekommunikationsnätverk och utrustning och att tillhandahålla telekommunikationstjänster i Sverige;

b	att förvärva delägande i andra bolag som har samma eller liknande föremål med sin verksamhet, att agera som delägare med obegränsat ansvar och att etablera filialer eller avdelningskontor samt att bedriva annan därmed förenlig verksamhet.

The object of the company’s business shall be

a	to establish and operate a telecommunications network and facilities and to provide telecommunication services in Sweden;

b	to acquire a participation in other enterprises with the same or a similar object of business; to act as a partner with unlimited liability; and to establish branch offices and to carry out other activities compatible therewith.

§3	Styrelsens säte (Residence of the board of directors)

Bolagets styrelse skall ha sitt säte i Stockholms kommun.

The board of directors shall have its registered office in the municipality of Stockholm.

§4	Aktiekapital (Share capital)

Bolagets aktiekapital skall utgöra lägst etthundratusen (100.000) kronor och högst fyrahundratusen (400.000) kronor.

The share capital of the company shall amount to not less than SEK one hundred thousand (100,000) and not more than SEK four hundred thousand (400,000).

§5	Antal aktier (Number of shares)

Antalet aktier skall vara lägst 1.000 och högst 4.000.

The number of shares shall be not less than 1,000 and not more than 4,000.

§6	Styrelsens ledamöter (Board of directors)

Styrelsen skall bestå av minst tre och högst sex ledamöter med högst tre suppleanter. Styrelseledamöter och suppleanter väljs årligen på ordinarie bolagsstämma för tiden intill slutet av nästa ordinarie bolagsstämma.

The board shall consist of no less than three members and no more than six members with no more than three deputy members. Members and deputy members shall be elected annually at the annual shareholders’ meeting for the time until the end of the next annual shareholders’ meeting.

§7	Revisor (Auditor)

En revisor (med eller utan revisorssuppleant) eller ett registrerat revisionsbolag skall väljas till bolagets revisor.

One auditor (with or without deputy) or a registered audit company shall be elected as the company’s auditor.

§8	Firmateckning (Authority to sign for the company)

Bolagets firma tecknas, förutom av styrelsen, av den eller de inom eller utom styrelsen som styrelsen utser.

In addition to the board any person, within or outside the board, appointed by the board, shall be authorized to sign for the company.

§9	Ärenden på årsstämma (Matters at annual shareholders’ meetings)

Följande ärenden skall behandlas på årsstämman.

1.	Val av ordförande vid stämman.

2.	Upprättande och godkännande av röstlängd.

3.	Godkännande av dagordning för stämman.

4.	Val av en eller två justerare.

5.	Prövning av om stämman blivit behörigen sammankallad.

6.	Framläggande av årsredovisningen och revisionsberättelsen samt i förekommande fall koncernredovisningen och koncernrevisionsberättelsen.

7.	Beslut

a)	om fastställande av resultaträkningen och balansräkningen samt i förekommande fall koncernresultaträkningen och koncernbalansräkningen;

b)	om disposition av bolagets vinst eller förlust enligt den fastställda balansräkningen;

c)	om ansvarsfrihet åt styrelseledamöterna och verkställande direktören.

8.	Fastställande av arvoden åt styrelsen och revisorn.

9.	Val av styrelse, samt i förekommande fall, av revisor.

10.	Annat ärende som ankommer på stämman enligt aktiebolagslagen (2005:551).

At the annual shareholders’ meeting the following matters shall be dealt with;

1.	election of a chairman to conduct the meeting,

2.	drawing up and approval of the voting list,

3.	approving of the agenda for the meeting,

4.	election of one or two persons to sign the minutes,

5.	determination as to whether the meeting has been duly convened,

6.	presentation of the annual statement of accounts and the auditor’s report and, when applicable, the group annual statement and the auditor’s group report,

7.	decision

a)	concerning adoption of the profit and loss statement and the balance sheet and the consolidated profit and loss statement and consolidated balance sheet;

b)	concerning appropriation of the company’s profit or loss according to the adopted balance sheet;

c)	concerning discharge of the directors and managing director from liability.

8.	decision in respect to the fees for the board of directors and for the auditors,

9.	election of board members and, where appropriate, of auditor,

10.	other matters which according to the Companies Act (2000:551) shall be dealt with at the meeting.

§10	Rösträtt (Right to vote)

Vid bolagsstämma må envar röstberättigad rösta för fulla antalet av honom företrädda aktier.

At a shareholders’ meeting anyone having the right to vote may vote for the full number of shares represented by him.

§11	Räkenskapsår (Financial year)

Bolagets räkenskapsår sk all omfatta tiden 1 januari – 31 december.

The financial year of the company shall be 1 January – 31 December.

§12	Kallelse till bolagsstämma (Summons to shareholders’ meetings)

Kallelse till bolagsstämma skall ske genom brev med posten tidigast sex veckor och senast två veckor före stämman.

Notice convening a shareholders’ meeting shall be issued by mail not earlier than six and not later than two weeks before the meeting.

Ovanstående bolagsordning antogs vid extra bolagsstämma den 12 maj 2006.

The above articles of association were approved at an extraordinary shareholders’ meeting on 12 May 2006.